EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 12, 2010

Famous Products Acquires DNA Beverage

Boca Raton, FL - (Business Wire) – Famous Products, Inc. (OTCBB ”FPRD”) today announced that it has acquired all of the assets, liabilities and contract rights, as well as Grass Roots Beverage Co., Inc. from DNA Beverage Corporation (“DNA”).  The acquisition was in exchange for the issuance of 31,250,000 shares of common stock.    Also, as a result of this transaction the name of Famous Products has been changed to “DNA Brands, Inc.”

The Company also announced Darren Marks has been named Chairman, President and CEO and Melvin Leiner, Chief Financial Officer, Treasurer, Secretary and Director.   They replace former management who resigned upon the completion of the acquisition.  Messrs. Marks and Leiner were the former management of DNA.

“We are excited about the prospects of having our Common Stock traded on the OTC Bulletin Board.  We believe that this transaction will enhance opportunities for DNA to raise additional capital in order to allow us to continue our growth, as well as to provide our shareholders with greater liquidity and upside potential,” stated Mr. Marks.

John Quam, former President of Famous Products, stated “We were very impressed with the growth potential offered by DNA.  Recent significant developments, including its new relationship with Anheuser Bush’s Florida distributors, approval from US military buying organizations to purchase product, co-branding agreements with CVS, the NBA’s New Orleans Hornet, Orlando Magic, the NFL’s Arizona Cardinals and Major League Baseball’s Florida Marlins, with more pending, made this too great an opportunity for us to pass up for our shareholders.”

About DNA Products

DNA Beef Jerky, DNA Shred Stix and DNA Energy Drinks are high quality products manufactured to exact standards to achieve superior taste. DNA Energy Drink comes in Citrus, Sugar Free Citrus, and Lemon Lime flavors. DNA Beef Jerky comes in Original and Teriyaki flavors and DNA Shred Stix come in Original, Pizza, and Spicy Jalapeno flavors.

DNA Energy Drink and DNA Shred Stix remain true to its action sports roots. We support athletes, artists, and events on the local and national levels. We also support our accounts and local shops through our grass roots marketing programs. For more info go to www.dnabeveragecorp.com.

For more information about DNA Energy Drink, its athletes and sponsorships, please visit: http://cts.businesswire.com/ct/CT?id=smartlink&div=hfhjbghgg&url=http%3A%2F%2Fwww.dnaenergydrink.com&esheet=5934050&lan=en_US&anchor=www.dnaenergydrink.com&index=1.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contacts
DNA Beverage Corporation

Darren M. Marks, 954-970-3826

darren@dnaenergydrink.com

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